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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Douglas R. Lebda ("Employee") and Forest Merger Corp., a Delaware corporation (the "Company"), dated as of May 5, 2003 (the "Agreement Date"), and, except for the provisions of Section 2 of the Standard Terms and Conditions, which shall be effective as of the Agreement Date, this Agreement is effective as of the Effective Date (as defined below). In the event that the Merger Agreement (as defined below) is terminated, this Agreement shall be void ab initio and of no further force and effect, and the Prior Agreements (as defined below) shall become immediately effective and binding in full on the parties as if Employee's rights under the same had never been waived by this Agreement. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

        WHEREAS, Employee is currently serving as Chief Executive Officer and a member of the Board of Directors of LendingTree, Inc. ("LendingTree");

        WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among USA Interactive ("USAi"), the Company and LendingTree, dated as of     , 2003, pursuant to which the Company will merge with and into LendingTree with LendingTree as the surviving corporation in the Merger (the "Merger") to be effective as of the Effective Time (as defined in the Merger Agreement);

        WHEREAS, USAi and the Board of Directors of the Company (the "Board") desire to provide for the continued employment of Employee from and after the date upon which the Effective Time occurs (the "Effective Date"), and Employee is willing to commit himself to continue to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided;

        WHEREAS, LendingTree and Employee are parties to an Employment Continuity Agreement, dated March 3, 2003, between LendingTree and Employee and the Employment Agreement, dated September 2, 1999, between LendingTree and Employee (collectively, the "Prior Agreements");

        WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

        1A.  EMPLOYMENT.    The Company agrees to employ Employee as Chief Executive Officer of the Company and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report to the Chief Executive Officer of USAi or such other person as from time to time may be designated by USAi (1) who reports directly to the Chief Executive Officer of USAi, (2) who has general operating authority with respect to USAi and its subsidiaries and (3) to whom chief executive officers of USAi's subsidiaries generally report (hereinafter referred to as the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time. Employee's principal place of employment shall be the Company's offices in Charlotte, North Carolina.

        2A.  TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided that Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, further, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations.

        3A.  COMPENSATION.

          (a)   BASE SALARY.    During the Term, the Company shall pay Employee an annual base salary of $400,000 (the "Base Salary"), payable in equal biweekly installments or in such other installments as may be in accordance with the Company's payroll practice as in effect from time to time. The Base Salary shall be reviewed by USAi, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of USAi's subsidiaries and may be increased but not decreased. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

          (b)   DISCRETIONARY BONUS.    During the Term, Employee shall be eligible to receive discretionary annual bonuses in a manner consistent with similarly situated executives of USAi's subsidiaries after taking into consideration Employee's total incentive compensation opportunities.

          (c)   EQUITY COMPENSATION.

            (i)    Existing Options.    All of Employee's stock options outstanding and unexercised as of the date hereof that are outstanding as of the Effective Date shall be converted on the Effective Date into options to purchase shares of USAi's common stock in accordance with the Merger Agreement. On the Effective Date, Employee shall become fully vested in any and all stock option awards granted to Employee under LendingTree's 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan, 2001 Stock Incentive Plan, Amended and Restated 2001 Stock Incentive Plan, and any similar plan or other arrangement of LendingTree which have not become exercisable as of the Effective Date, and such stock option awards shall remain exercisable until the last date on which the original option was scheduled to expire, without regard to whether the termination of employment would have provided for a shorter exercise period following termination of Employee's employment.

            (ii)   USAi Restricted Stock Units.    In consideration of Employee's entering into this Agreement and as an inducement to continue in the employ of the Company, Employee shall be granted 50,000 restricted stock units (the "USAi Restricted Stock Units") with respect to Common Stock of USAi pursuant to USAi's 2000 Stock and Annual Incentive Plan and a restricted stock unit agreement, subject to the approval of the Compensation Committee of the Board of Directors of USAi (the "USAi Compensation Committee"). The date of grant of the USAi Restricted Stock Units shall be the later of (x) the Effective Date and (y) the date on which the grant is approved by the USAi Compensation Committee. To the extent not otherwise provided in this Agreement, the USAi Restricted Stock Units shall have the same terms and conditions as provided for in grants of restricted stock units to other business unit heads and senior executive officers of USAi in February 2003.

            (iii)  LendingTree Restricted Stock Grant.    The Company acknowledges that, on or before the day immediately following the Effective Date, LendingTree has agreed to grant 42.5 restricted shares of LendingTree's common stock, subject to the terms and conditions of the Restricted Share and Stockholder Agreement attached hereto as Exhibit A.

            (iv)  Equity Incentives.    Following the Effective Date, Employee shall be evaluated annually for future equity incentives in a manner consistent with the evaluation provided for similarly situated executives of USAi and its subsidiaries after taking into consideration Employee's total incentive compensation opportunities.

          (d)   BENEFITS.    During the Term, Employee shall be eligible to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company generally. Without limiting the generality of the foregoing, Employee shall be eligible for the following benefits:

            (i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees of the Company generally and in accordance with the Company's policies as in effect from time to time.

            (ii)   Vacation.    During the Term, Employee shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

        4A.  NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to USAi:	USA Interactive
152 West 57th Street
New York, NY 10019
Attention: General Counsel
With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Michael S. Katzke, Esq.
If to the Company:	LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
Attention:	General Counsel
Telecopier: (704) 540-2468
With a copy to USAi at the address set forth above.
If to Employee:	At the most recent address on file at the Company.

Either party may change such party's address for notices by notice duly given pursuant hereto.

        5A.  GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in Delaware, or, if not maintainable therein, then in an appropriate Delaware state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

        6A.  COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

        7A.  WAIVER OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreements. In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date set forth above.

FOREST MERGER CORP.
/s/ DANIEL C. MARRIOTT By: Daniel C. Marriott Title: Senior Vice President
/s/ DOUGLAS R. LEBDA EMPLOYEE: Douglas R. Lebda

EXHIBIT A

Restricted Share and Stockholder Agreement

EXHIBIT B

FORM OF RELEASE AGREEMENT

        This Release Agreement ("Release") is entered into as of this            day of            , hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and Forest Merger Corp. and its successors and assigns (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties".

1.
The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee's employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.

2.
The Company agrees to provide the Employee the severance benefits provided for in his/her Employment Agreement with the Company, dated as of May 5, 2003, after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 8 below, the expiration of such revocation period being the "Effective Date")].

3.
Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to her employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit you from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein]. Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of [            ]*; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints,

*
Insert state of employment.

  causes of action or demand that post-date the Termination Date [or the Effective Date, whichever is later].

4.
Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis.

5.
Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

6.
Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee's employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee's date of hire, the date her employment ended and rates of pay.

7.
If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [            ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [            ] for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

8.
[FOR EMPLOYEES OVER 40 ONLY—In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 8 only and that, if he/she chooses not to so revoke, the Release in this Section 8 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [            ]†, either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

†
Insert address.

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9.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE COMPANY, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

LendingTree, Inc.	[Employee Full Name]
Dated:	Dated:

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  EXHIBIT 10.1
EMPLOYMENT AGREEMENT
EXHIBIT A
Restricted Share and Stockholder Agreement
EXHIBIT B
FORM OF RELEASE AGREEMENT